As filed with the Securities and Exchange Commission on April 7, 2016

Registration No. 333-199757

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NANOVIRICIDES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	76-0674577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Controls Drive Shelton, Connecticut 06484 (203) 937-6137	Dr. Eugene Seymour 1 Controls Drive Shelton, Connecticut 06484 (203) 937-6137

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter Campitiello, Esq.

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, New York 10019

Telephone (212) 519-5109

Facsimile (212) 245-3009

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment is being filed to remove from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)(2)	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock	—	—	—	—
Preferred Stock	—	—	—	—
Debt Securities (which may be senior or subordinated, convertible or non-convertible, secured or unsecured)	—	—	—	—
Warrants	—	—	—	—
Units	—	—	—	—

DEREGISTRATION OF SECURITIES

NanoViricides, Inc., a Nevada corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, Registration No. 333-199757, dated October 31, 2014 and amended on November 7, 2014 (the “Registration Statement”), pertaining to the sale of an indeterminate amount of the Registrant’s common stock, preferred stock, debt securities, warrants and units comprised of same (collectively, the “Securities”), which may be sold from time to time in one or more offerings of one or more series up to a total aggregate amount of $50,000,000. The Registrant is currently unable to use the Registration Statement in its current form. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be singed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on April 7, 2016.

NANOVIRICIDES, INC.

By:	/s/ Eugene Seymour
Name:	Eugene Seymour, MD MPH
Title:	Chief Executive Officer, Director